UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 4, 2008, Document Security Systems, Inc. (the “Company”) entered into a Credit Facility Agreement (the “Fagenson Credit Agreement”) with Fagenson and Co., Inc., a related party to Robert B. Fagenson, a member of the Company’s Board of Directors. Under the Fagenson Credit Agreement, the Company can borrow up to $3,000,000 from time to time up to and until January 4, 2010 (the “End of the Term”). Any amount borrowed by the Company pursuant to the Fagenson Credit Agreement will have an annual interest rate of 2% above LIBOR and will be secured by the Common Stock of Plastic Printing Professionals, Inc., the Company’s wholly owned subsidiary. Interest is payable quarterly in arrears and the principal is payable in full at the End of the Term under the Fagenson Credit Agreement.

On January 4, 2008, the Company also entered into a Credit Facility Agreement (the “White Credit Agreement”) with Patrick White, the Company’s Chief Executive Officer and Chairman of the Board of Directors. Under the White Credit Agreement, the Company can borrow up to $600,000 from time to time up to and until January 4, 2010 (the “End of the Term”). Any amount borrowed by the Company pursuant to the White Credit Agreement will have an annual interest rate of 2% above LIBOR and will be secured by the accounts receivable of the Company. Interest is payable quarterly in arrears and the principal is payable in full at the End of the Term under the White Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 above, is hereby incorporated by reference into this Item 2.03

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2008

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick A. White
Name: Patrick A. White
Title: Chief Executive Officer

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